Exhibit 16

Execution

Dated 24 June 2010

WHITEHORSE TECHNOLOGY LIMITED
as Borrower

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

as Lender

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

as Arranger

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

as Facility Agent

__________________________________________________

USD 45,000,000 TERM LOAN FACILITY AGREEMENT

__________________________________________________

KING & WOOD
9/F., Hutchison House
Central, Hong Kong

Tel.: (852) 2848 4848
Fax: (852) 2845 2995
Ref.: 710030085/CR/JL

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33.	GOVERNING LAW	47
34.	ENFORCEMENT	47
SCHEDULE 1		49
THE ORIGINAL LENDER AND COMMITMENT		49
SCHEDULE 2		50
CONDITIONS PRECENDENT		50
SCHEDULE 3		53
UTILISATION REQUEST		53
SCHEDULE 4		54
FORM OF TRANSFER CERTIFICATE		54
SCHEDULE 5		56
REPRESENTATIONS AND WARRANTIES		56
SCHEDULE 6		60
UNDERTAKINGS		60
SCHEDULE 7		66
EVENTS OF DEFAULT		66
SCHEDULE 8		70
DEBT SERVICE ACCOUNT		70
EXECUTION		71

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THIS AGREEMENT is dated 24 June 2010 and made between:

1

WHITEHORSE TECHNOLOGY LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands as borrower (the “Borrower”);

2	CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH of Suite 3307-15, 33/F., One International Finance Centre, No. 1 Harbour View Street, Central, Hong Kong as lender (the “Original Lender”);

3	CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH of Suite 3307-15, 33/F., One International Finance Centre, No. 1 Harbour View Street, Central, Hong Kong as arranger (the “Arranger”); and

4

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH of Suite 3307-15, 33/F., One International Finance Centre, No. 1 Harbour View Street, Central, Hong Kong as facility agent of the Finance Parties (other than itself) (the “Facility Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Charge” means an account charge entered into or to be entered into by the Borrower in favour of the Facility Agent in respect of the Debt Service Account.

"Administrative Party" means each of the Facility Agent and the Arranger.

“Authorised Person” means a person duly authorised to act on behalf of any of the Obligors, as the case may be, and any permitted attorney-in-fact or delegate of such person.

"Availability Period" means the period three (3) months from and including the date of this Agreement.

"Available Commitment" means at any time a Lender's Commitment minus:

(a) the aggregate amount of its participations in the outstanding Loans; and

(b) in relation to any proposed Utilisation, the aggregate amount of its participations in any Loan that is due to be made on or before the proposed Utilisation Date.

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"Available Facility" means at any time the aggregate of the Lenders' Available Commitments.

"Break Costs" means the amount (if any) by which:

(a)

the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the business day following receipt or recovery and ending on the last day of the current Interest Period.

"Commitment" means, in relation to any Lender at any time, as the context requires:

(a)

the rights of any person against such Lender under this Agreement to require such Lender to make or maintain any participation in any Loan, and the corresponding obligations (conditional or otherwise) of such Lender; or

(b)	the currency and maximum aggregate amount at such time of such participation(s) of such Lender in any Loan(s) (whether made at such time or capable of being made thereafter).

“Common Stock” means any stock of any class of CSR which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of CSR and which is not subject to redemption by CSR.

“CSR” means China Security & Surveillance Technology, Inc., a Delaware corporation.

“Debt Service Account” has the meaning ascribed to it in Schedule 8 (Debt Service Account).

“Deed of Undertaking” means a deed of undertaking executed or to be executed by the Borrower and the Personal Guarantor in favour of the Facility Agent in respect of the SAFE Circulars.

“Default Notice” means a notice issued in accordance with this Agreement by the Facility Agent to the Borrower notifying the Borrower of the occurrence of an Event of Default.

“Equity Incentive Plan” means CSR’s 2007 Equity Incentive Plan as amended.

"Event of Default" means any event or circumstance specified as such in Schedule 7 (Events of Default).

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"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five business days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Financial Documents" means the followings:-

(a)	this Agreement;

(b)	the Deed of Undertaking;

(c)	the Security Documents; and

(d)	any other document or agreement designated in writing as such by the Borrower and the Facility Agent.

"Finance Party" means the Facility Agent, the Arranger or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the general applicable accounting standards, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Final Maturity Date” means the date falling sixty (60) months after the first Utilisation Date.

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“GAAP” means the international financial reporting standards (IFRS).:

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Lender" means:

(a)	the Original Lender; and

(b)	any person which has become a Party in accordance with Clause 20 (Changes to the Parties),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)

if no Screen Rate is available for US Dollars for the Interest Period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by the Reference Banks to leading banks in the London interbank market (as supplied to the Facility Agent at its request), as of 11:00am (London time) on the Quotation Day for which an interest rate is to be determined for the offering of deposits in US Dollars and for a period of comparable to the Interest Period for that Loan.

"Loan" means, as the context requires, a loan made or to be made under the Facility or the principal amount outstanding at any time of that loan.

"London Business Day" means a day (other than a Saturday or Sunday) on which commercial banks are open for general business including dealings in interbank deposits in London.

"Majority Lenders" means at any time:

(a)	if there is any Loan then outstanding, a Lender or Lenders whose participations in the Loan(s) then outstanding aggregate more than 66 2/3% of such Loan(s), or

(b)	if there is no Loan then outstanding and the Available Facility is then greater than zero, a Lender or Lenders whose Available Commitments aggregate more than 66 2/3% of the Available Facility, or

(c)	if there is no Loan then outstanding and the Available Facility is then zero;

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(i)

if the Available Facility became zero after a Loan ceased to be outstanding, a Lender or Lenders whose Available Commitments aggregated more than 66 2/3% of the Available Facility immediately before the Available Facility became zero, or

(ii)

if a Loan ceased to be outstanding after the Available Facility became zero, a Lender or Lenders whose participations in the Loan(s) outstanding immediately before any Loan ceased to be outstanding aggregated more than 66 2/3% of such Loan(s).

"Margin" means ten per cent (10%) per annum.

“Market Value” has the meaning ascribed to it in the Share Pledge Agreement.

“Material Adverse Change” means any event or circumstance that has or could reasonably be expected to have a material adverse effect.

“Obligors” means the Borrower, the Personal Guarantor and any other person (other than a Finance Party) who is a party to a Finance Document; and “Obligor” means any of them.

"Party" means a party to this Agreement.

“Permitted Holders” means the Personal Guarantor and its estate, spouse, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any entity of which the foregoing beneficially own, individually or collectively with any of the foregoing, at least 80% of the total voting power of the voting shares of such entity.

“Permitted Indebtedness” means indebtedness of the Borrower:-

(i)	which is incurred pursuant to this Agreement or any other Finance Documents;

(ii)	which has been subordinated to the Secured Indebtedness on terms approved by the Facility Agent; or

(iii)	the amount and terms of which have been approved by the Facility Agent in writing prior to the date on which such indebtedness (actual or contingent) is incurred.

“Permitted Security Interest” means

(i)	the Security Interests created pursuant to the Security Documents;

(ii)

any Security Interest arising or constituted under any retention of title or similar provision in a supplier's or vendor's terms and conditions of supply or sale of goods or materials acquired by the Borrower in the ordinary course of business and provided no default exists in respect of the obligations which the Security Interest secures;

(iii)

any Security Interest for any Taxes which are not yet due or remain payable without penalty (other than those which are currently being contested in good faith by appropriate proceedings and in respect of which the Borrower has made adequate reserve (being not less than an amount which would be required to be reserved in accordance with GAAP)) provided always that no document has been filed, registered, recorded or lodged with any court, registry, office, or regional, provincial, governmental or other authority by any person for the purpose of perfecting or preserving such Security Interest or the priority thereof;

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(iv)

any Security Interest arising or constituted by any lease, rental, hire, conditional sale or similar agreement entered into by the Borrower relating to the assets acquired by it in the ordinary course of business (and not for the primary purpose of raising finance) provided always that the entry into and performance of such arrangements does not contravene any provision of any of the Finance Documents;

(v)

any Security Interest on property acquired by the Borrower after the date hereof which existed on such property at the time of its acquisition (but which was not created in anticipation thereof) provided that the terms thereof and the acquisition of such property do not contravene any provision of any of the Finance Documents and the principal amount secured thereby has not been increased in contemplation of, or since the acquisition of that property by the Borrower;

(vi)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances.

“Personal Guarantee” means a personal guarantee executed or to be executed by the Personal Guarantor in favour of the Facility Agent guaranteeing the Secured Indebtedness.

“Personal Guarantor” means Mr. Tu Guo Shen ( ), holder of passport of the People’s Republic of China No.G28948045.

"Potential Event of Default" means any event or circumstance specified in Schedule 7 (Events of Defaults) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period.

"Reference Banks" means such banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Related Business” means any manufacturing, distributing, installing and servicing security and surveillance products and systems and developing security and surveillance related software in PRC.

“Release Date” means the date on which the Facility Agent has certified that the Secured Indebtedness has been irrevocably and unconditionally paid and discharged in full.

"Relevant Interbank Market" means the London interbank market.

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“Repayment Dates” means the dates falling thirty-six (36), forty-eight (48) and sixty (60) months respectively after the first Utilisation date; and “Repayment Date” means each of them.

“Repurchase Agreement” means the Notes Repurchase and Warrant Purchase Agreement dated 28 April 2010 between the Borrower as company, the Personal Guarantor as controlling shareholder, Abax Nai Xin A Ltd. and Abax Jade Ltd. as existing noteholders and Abax Lotus Ltd.

"Screen Rate" means the British Bankers’ Association LIBOR fixing for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Security Documents” means

(a)	the Share Pledge Agreement;

(b)	the Personal Guarantee;

(c)	the Account Charge; and

(d)

any other security documents for the time being or from time to time constituting security for the Secured Indebtedness and any other document which may be designated a Security Document with the consent of the Borrower and shall include all notices, acknowledgements or other documents required pursuant thereto or in connection therewith and reference to “Security Document” includes reference to any one thereof.

“Secured Indebtedness” means all present and future indebtedness, obligations and liability (whether actual or contingent and whether owed on a joint and several basis, or in any capacity whatsoever) of the Obligors to any Finance Party under the Finance Documents.

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"Security Interest" means (i) a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, (ii) any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect payment of sums owed or payable to any person or (iii) any other type of preferential arrangement (including title transfer and retention arrangements) having a similar effect.

“Senior Notes” means the US$50,000,000 exchangeable senior secured notes due 2012 issued by the Borrower on 11 January 2008 pursuant to the Senior Note Indenture.

“Senior Note Indenture” means the indenture dated as of 11 January 2008 as amended as of 14 March 2008 between the Borrower and DB Trustees (Hong Kong) Limited as amended.

“Senior Note Share Pledge Agreement” means the Pledge and Security Agreement dated as of 11 January 2008 between the Personal Guarantor and the Borrower as pledgors and the DB Trustees (Hong Kong) Limited as collateral agent for holders of the Senior Notes as amended.

“Senior Note Trustee” means DB Trustees (Hong Kong) Limited.

“Share Pledge Agreement” means a pledge and security agreement entered or to be entered into between the Borrower as pledgor and the Facility Agent as collateral agent in respect of the Common Stock including all amendments attached thereto pursuant to the terms of the Share Pledge Agreement.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Deduction" has the meaning given to such term in Clause 12.1 (Tax definitions).

"Total Commitments" means at any time the aggregate of the Commitments.

“Trading Day” shall mean (a) if the Common Stock is listed or admitted for trading on the New York Stock Exchange, a day on which trades may be made on such exchange, (b) if the Common Stock is quoted on the Nasdaq Stock Market, a day on which trades may be made thereon or (c) if the Common Stock is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

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(b)	the date on which the Facility Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under this Agreement.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

any "Administrative Party", the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"affiliate" of any specified person means:

(a)	any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, or

(b)	any other person who is a director or officer of:

	(1)	such specified person,

	(2)	any subsidiary of such specified person,

	(3)	any person described in (a) above, or

(c)	any spouse, parent, child, brother or sister of any personal described in (a) or (b) above;

(iii)

"applicable law or regulation" includes any law, regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(iv)	a document is in “agreed form” if it is agreed and initialled for the purpose of identification as such by the Borrower and the Facility Agent;

(v)	"assets" includes present and future properties, revenues and rights of every description;

(vi)	"authorisation" means:

(d) an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

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(e)

in relation to anything which will be fully or partly prohibited or restricted by law if a government agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action;

(vii)	"business day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London and Hong Kong;

(viii)

“contractual obligations” means, as to any person, any provision of any security issued by such person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such person is a party or by which it or any of such person’s property is bound;

(ix)

“control” means the power to direct the management and policies of a body corporate, whether through the ownership of voting capital, by contract or otherwise and “controlled” shall be construed accordingly;

(x)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(xi)

"governmental agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute);

(xii)	"holding company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a subsidiary;

(xiii)	"including" shall be construed as "including without limitation" (and cognate expressions shall be construed similarly);

(xiv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xv)	"indirect tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature;

(xvi)

“material adverse effect” mean a material adverse effect on (a) the property, business, operations, financial condition, liabilities or capitalization of the Borrower, CSR or any of its subsidiaries, (b) the ability of any Obligor to perform its payment obligations or any of its material obligations under any of the Finance Documents to which it is a party, (c) the validity or enforceability of any of the Finance Documents, (d) the material rights and remedies of the Finance Parties under any of the Finance Documents or (e) the timely repayment of the Loan or payment of interest accrued or any other amount payable by the Borrower under this Agreement;

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(xvii)	"month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

if the numerically corresponding day is not a business day, that period shall end on the next business day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding business day;

	(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last business day in that calendar month; and

	(c)	if an Interest Period begins on the last business day of a calendar month, that Interest Period shall end on the last business day in the calendar in which that Interest Period is to end;

The above rules will apply only to the last month of any period.

(xviii)	"subsidiary" means in relation to any company or corporation, a company or corporation:

(a) which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b) more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c) which is a subsidiary of another subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

(xix)

a Lender's "participation" in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender's rights under this Agreement in respect thereof;

(xx)

a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xxi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xxii)	a time of day is a reference to Hong Kong time.

(b)	Clause and Schedule headings are for ease of reference only.

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(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Potential Event of Default or an Event of Default is "continuing" if it has not been remedied or waived.

(e)

Where this Agreement specifies an amount in a given currency (the "specified currency") "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the Facility Agent's spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Currency Symbols

	(a)	“USD” or “US Dollars” or “Dollars” denotes the lawful currency of the United States of America.

	(b)	“RMB” denotes the lawful currency of the PRC.

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a US Dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)	The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Commitments
(a)	Subject to paragraph (b) below:

(i)

on the date of this Agreement, the currency and amount of the Commitment of the Original Lender is the currency and amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lender and Commitment); and

(ii)	after the date of this Agreement:

(1)

the currency and amount of the Commitment of the Original Lender is the currency and amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lender and Commitment) plus the currency and amount of the Commitment of any other Lender transferred to it in accordance with this Agreement but minus the currency and amount of its Commitment transferred by it in accordance with this Agreement; and

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(2)

the currency and amount of the Commitment of any Lender other than the Original Lender is the currency and amount of the Commitment of any other Lender (whether or not the Original Lender) transferred to it in accordance with this Agreement minus the currency and amount of its Commitment transferred by it in accordance with this Agreement.

(b)	The Commitment of any Lender is subject to any cancellation or reduction thereof in accordance with this Agreement.

3.	PURPOSE

3.1	PURPOSE
The Borrower shall apply all amounts borrowed by it under the Facility for the purpose of repayment of the outstanding Senior Notes.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1

The Borrower may not deliver the first Utilisation Request unless all conditions precedent set out in Part A of Schedule 2 (Conditions Precedent) have been satisfied in accordance with this Clause 4 (Conditions of Utilisation). The Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied with the same.

4.2

The Borrower’s right to submit a Utilisation Request (including the first Utilisation Request) is further subject to all conditions precedent set out in Part B of Schedule 2 (Conditions Precedent) having been satisfied in accordance with this Clause 4.

4.3	The Borrower shall be deemed to have satisfied the conditions precedent in this Clause 4 (Conditions of Utilisation) if:

(i)

the documents and other evidence referred to in Schedule 2 (Conditions Precedent) and any documentary evidence relating to the satisfaction of the conditions precedent set out in Schedule 2 (Conditions Precedent) are delivered to Facility Agent in form and substance satisfactory to it; and

(ii)

no Material Adverse Change has occurred and no change in applicable law or regulation or in the interpretation thereof shall be applicable that either restrains or prevents or imposes materially adverse conditions upon the transactions contemplated by or in connection with the Finance Documents.

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4.4

All copies of documents delivered to Facility Agent as required under this Clause 4 (Conditions of Utilisation) shall be certified by an Authorised Person as being true and complete copies of the originals.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 10:00am (Hong Kong time) on the third business day before the proposed Utilisation Date.

5.2	Completion of Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i) the proposed Utilisation Date is a business day within the Availability Period;

(ii) the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)

the bank account specified in the Utilisation Request to which the proceeds of the Utilisation are to be credited is a bank account designed by the Senior Note Trustee for such purpose or such other account as is acceptable to the Facility Agent.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility.

(c)	The amount of the first Utilisation shall not exceed USD31,000,000.

5.4	Lenders' participations

(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that loan by 11:00am (Hong Kong time) on the second business day before the Utilisation Date.

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5.5	Cancellation of Available Facility

On the expiry of the Availability Period (in the principal financial centre of the country of the relevant currency):

(a) the Available Commitment (if any) of each Lender shall be immediately and automatically reduced to zero; and

(b)

the Commitment of each Lender shall be immediately and automatically reduced by the amount (if any) of the Available Commitment of such Lender immediately before the reduction to zero of its Available Commitment in accordance with paragraph (a) above.

5.6	Number of Utilisations

The Borrower may not make more than two Utilisations under the Facility.

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay the Loans in three (3) equal instalments on the Repayment Dates.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a) that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b) upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)

the Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period of each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Cancellation

The Facility may not be cancelled except as otherwise provided in this Agreement.

7.3	Change of Control

(a) Upon the occurrence of a Change of Control:

(i) the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

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(ii)

if the Majority Lenders so require, the Facility Agent shall, by not less than 30 days notice to the Borrower, cancel the Facility and declare all outstanding Loans together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable; and

(iii)

alternatively, if the Majority Lenders so require, the Facility Agent may, by not less than 30 days notice to the Borrower, require the Borrower to prepay a part of the Loans in such amount and on such date as is specified in the said notice.

(b)	For the purpose of this Clause 7.3 (Change of Control), a “Change of Control” means the occurrence of any of the following event:-

(i)

the Permitted Holders cease to be the beneficial owners, directly or indirectly, of a majority of the total voting power of the voting shares of the Borrower or of a least 10% of the total voting power of the voting shares of CSR or any person or persons, acting together, other than the Permitted Holders become the beneficial owner(s) of a higher percentage of the total voting power of the voting shares of CSR than that of which the Permitted Holders are beneficial owners, directly or indirectly, whether as a result of the issuance of securities of the Borrower or CSR, any merger, consolidation, liquidation or dissolution of the Borrower or CSR, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for this purpose, the Permitted Holders will be deemed to beneficially own any voting shares of the specified company held by a parent company so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the voting shares of such parent company); or

(ii)

the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Borrower or CSR and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned subsidiary or one or more Permitted Holders), shall have occurred, or the Borrower or CSR merges consolidates or amalgamates with or into any other person (other than one or person more Permitted Holders) or any other person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Borrower or CSR, in any such event pursuant to a transaction in which the outstanding voting shares of the Borrower or CSR is reclassified into or exchanged for cash, securities or other assets, other than such transaction where:

(1)	the outstanding voting shares of the Borrower or CSR is reclassified into or exchanged for other voting shares of the Borrower or CSR or for the voting shares of the surviving entity, and

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(2)

the holders of the voting shares of the Borrower or CSR immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting shares of the Borrower or CSR or the surviving entity immediately after such transaction and in substantially the same proportion as before the transaction; or

(iii)

individuals who on the date of this Agreement constitute the board of directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Borrower or CSR is approved by a vote of not less than three-fourths of the directors then still in office who are either directors on the date of this Agreement or whose election or nomination for election has been previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or the shareholders of the Borrower or CSR shall have approved any plan of liquidation or dissolution of the Borrower or CSR.

7.4	Designated Event

	(a)	Upon the occurrence of a Designated Event:

(i) the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)

if the Majority Lenders so require, the Facility Agent shall, by not less than 7 business days notice to the Borrower, cancel the Facility and declare all outstanding Loans together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable; and

(iii)

alternatively, if the Majority Lenders so require, the Facility Agent may, by not less than 30 days notice to the Borrower, require the Borrower to prepay a part of the Loans in such amount and on such date as is specified in the said notice.

	(b)	For the purpose of this Clause 7.4 (Designated Event), a “Designated Event” means:-

(i)

the occurrence, at any time, of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock, depositary receipts, ordinary shares or other certificates representing common equity interests that are (or, upon consummation of or immediately following such transaction or event, will be) listed on a United States national securities exchange or approved (or, upon consummation of or immediately following such transaction or event, will be approved) for quotation on the Nasdaq Capital Market, Nasdaq

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Global Market, Nasdaq Global Select Market or any similar United States system of automated dissemination of quotations of securities prices.

(ii)	the Borrower having failed to comply with Clause 2.11 (Additional Collateral) of Schedule 6 (Undertakings)

(iii)

that (i) at any time, the Common Stock is neither listed for trading on a United States national securities exchange, listed for trading on a United States national or regional securities exchange nor approved for trading on any of the Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, or (ii) trading in CSR’s common stock on any such exchange or market has been suspended for twenty (20) or more consecutive Trading Days.

7.5	Voluntary Prepayment

(a)

The Borrower may, if it gives the Facility Agent not less than one (1) month’s (or such shorter period as the Majority Lenders may agree) prior notice, prepay on an Interest Payment Date or a Repayment Date the whole or any part of any Loan (but, if in part, being an amount that is an integral multiple of USD500,000).

	(b)	A Loan may be prepaid only after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.6	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

	(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or

	(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender's participation in the relevant Loan.

7.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

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(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of any Loan or reduce any Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	If any Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)

Any prepayment under Clause 7.3 (Change of Control) or Clause 7.4 (Designated Event) or Clause 7.5 (Voluntary Prepayment) shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order and be applied rateably among the participations of all Lenders.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin; and

(b) LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on each Interest Payment Date.

8.3	Default interest

(a)

If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accure on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is five (5) percent. higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)

If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan.

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(c)

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Periods

(a) Each Interest Period for a Loan shall be of a duration of six (6) months.

(b) Each Interest Period for a Loan shall start on the Utilisation Date or (if a Loan has already been made) on the last day of the preceding Interest Period of such Loan.

(c) An Interest Period shall not extend beyond the Final Maturity Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a business day, that Interest Period will instead end on the next business day in that calendar month (if there is one) or the preceding business day (if there is not).

9.3	Consolidation of Loans

If the Interest Periods of two or more Loans end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of that Interest Period.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 10.3 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the higher of (x) the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select and (y) in relation to a Market Disruption Event under paragraph (b)(ii) below, LIBOR.

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(b)	In this Agreement "Market Disruption Event" means:

(i)

at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

(ii)

before noon (Hong Kong time) on the business day immediately following the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.4	Break Costs

(a)	The Borrower shall, within three business days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

The Borrower shall pay to each Finance Party such fees as may be agreed between the Borrower and such Finance Party.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Tax definitions

(a)

In this Clause 12 (Tax Gross Up and Indemnities):

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

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"Tax Payment" means an increased payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)

Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)

All payments to be made by the Borrower to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)

The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)

If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)

Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three business days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 (Tax indemnity) shall not apply to:

(i)

any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

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(ii)

any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 12.3 (Tax indemnity), notify the Facility Agent.

12.4	Tax credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall:

12.6	Indirect tax

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)

within three business days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

(a)

All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any indirect tax. If any indirect tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the indirect tax.

(b)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all indirect tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the indirect tax.

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13.	INCREASED COSTS

13.1	Increased costs

(a)

Subject to Clause 13.3 (Exceptions) the Borrower shall, within three business days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any applicable law or regulation made after the date of this Agreement. The term "applicable law or regulation" in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)

a reduction in the rate of return from the Facility or on a Finance Party's (or its affiliate's) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

13.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 12.3 (Tax indemnity) applied); or

(c)	attributable to the wilful breach by the relevant Finance Party or its affiliates of any applicable law or regulation.

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14.	MITIGATION BY THE LENDERS

14.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), including (but not limited to):

(i)

providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

	(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)

If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i) making or filing a claim or proof against the Borrower; or

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(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

The Borrower shall as an independent obligation, within three business days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within three business days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	the information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(d)

a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 24 (Sharing among the Finance Parties);

(e)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default or Potential Event of Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

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16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall, within three business days of demand, pay the Administrative Parties the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a) this Agreement and any other documents referred to in this Agreement; and

(b) any other Finance Documents.

16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three business days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three business days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	REPESENTATIVES AND WARRANTIES

17.1	Matters represented

The Borrower makes the representations and warranties set out in Schedule 5 (Representations and Warranties) to each Finance Party.

17.2	Reliance

The Borrower acknowledges the reliance by each Finance Party on the representations and warranties in entering into this Agreement and each other Finance Document to which it is a party.

17.3	Repetition

The representations and warranties set out in Schedule 5 (Representations and Warranties) shall be deemed to be repeated in the manner and at this provided for in Clause 2 (Repetition) of Schedule 5 (Representations and Warranties).

18.	UNTERTAKINGS

18.1	Content

The Borrower undertakes to each Finance Party that it shall comply with the undertakings contained in Schedule 6 (Undertakings).

18.2	Duration

The undertakings in Schedule 6 (Undertakings) shall, save as otherwise provided herein, remain in force from the date of this Agreement until the Release Date.

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18.3	“Know your customer” checks

18.3.1

The Borrower shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) (including for any Lender on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or any prospective new Lender to conduct any “know you customer” or other similar procedures under applicable laws and regulations.

18.3.2

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Agent to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

19.	EVENTS OF DEFAULT

19.1	Events of Default

Each of the events set out in Schedule 7 (Events of Defaults) shall constitute an Event of Default (howsoever caused and resulting).

19.2	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a) without prejudice to the participations of any Lenders in any Loans then outstanding:

(i) cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii)

cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or

(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c) declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

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20.	CHANGES TO THE PARTIES

20.1	Assignments and transfers by the Lenders

Subject to this Clause 20 (Changes to the Parties), a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

20.2	Conditions of assignment or transfer

(a)

The consent of the Borrower is required for a transfer by a Lender of any of its obligations under the Finance Documents in respect of its Available Commitment unless the transfer is to another Lender or an affiliate of a Lender.

(b)

The consent of the Borrower to a transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five business days after the Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	An assignment will not be effective unless:

(i)

the Facility Agent shall have received written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was the Original Lender; and

(ii)

the Facility Agent shall have notified the Existing Lender and the New Lender that such assignment is effective provided that the Facility Agent is not obliged to give such notification unless it is satisfied that it has completed all "know your customer" and other similar procedures relating to any person that it is required to carry out (or deems desirable) in relation to such assignment to a New Lender.

(ii)	A transfer will be effective only if the procedure set out in Clause 20.4 (Procedure for transfer) is complied with.

20.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

	(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

	(ii)	the financial condition of any Obligor;

	(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

	(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

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(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

	(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 20 (Changes to the Parties); or

	(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

20.4	Procedure for transfer

(a)

Subject to the conditions set out in Clause 20.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Facility Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

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(iii)

the Facility Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been the Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a "Lender".

(d)

The procedure set out in this Clause 20.4 (Procedure for transfer) shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any applicable laws or regulations applicable thereto, provide for or require a different means of assignment or transfer of such right or obligation or prohibit or restrict any assignment or transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment or transfer or each condition of any applicable restriction shall have been satisfied.

20.5	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

20.6	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

20.7	Exclusion of Facility Agent's liability

In relation to any assignment or transfer pursuant to this Clause 20 (Changes to the Parties), each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

20.8	Assignments and transfers to Obligor group

A Lender may not assign or transfer to any Obligor or any affiliate of any Obligor any of such Lender's rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.

20.9	Assignments and transfers by Obligors

An Obligor may not assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.

21.	DISCLOSURE OF INFORMATION

Any Finance Party may deliver copies of the Finance Documents and/or disclose any information received by it under or pursuant to any Finance Document or any other information about any Obligor or the Finance Documents as that Finance Party shall consider appropriate (if, in relation to paragraphs (i)(i) and (i)(ii) below, the person to whom the copies and/or information are to be delivered or disclosed has undertaken to keep such information confidential on terms set out in this Clause 21 (Disclosure of Information) to:

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(a)	any of its affiliates;

(b)	its head office and any other branch;

(c)	any other Finance Party;

(d)	any of its professional advisers and any other person providing services to it (provided that such person is under a duty of confidentiality, contractual or otherwise, to such Finance Party);

(e)	any Obligor;

(f)	any person permitted by any Obligor;

(g)	any person to the extent required for the purpose of any litigation, arbitration or regulatory proceedings or procedure;

(h)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(i)	any other person:

(i) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement; or

(ii)

with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Facility, this Agreement or any Obligor;

This Clause supersedes any previous agreement relating to the confidentiality of such information.

22.	SECURITY

22.1	Facility Agent as holder of security

Unless expressly provided to the contrary in any Finance Document, the Facility Agent holds any Security Interest created by a Security Document in trust for the Finance Parties.

22.2	Responsibility

(a)	The Facility Agent is not liable or responsible to any other Finance Party for:

	(i)	any failure in perfecting or protecting the Security Interest created by any Security Document; or

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(ii)	any other action taken or not taken by it in connection with any Security Document,

unless caused by its, fraud, gross negligence or wilful misconduct.

(b)	No Administrative Party is responsible for:

	(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of the Security Interest created by the Security Documents;

	(ii)	the priority of any Security Interest created by the Security Documents; or

	(iii)	the existence of any other Security Interest affecting any asset secured under a Security Document.

22.3	Title

The Facility Agent may accept, without enquiry, the title (if any) any Obligor may have to any asset over which Security Interest is intended to be created by any Security Document.

22.4	Possession of documents

The Facility Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which Security Interest is intended to be created by a Security Document. Without prejudice to the above, the Facility Agent may allow any bank providing safe custody services or any professional adviser to the Facility Agent to retain any of those documents in its possession.

22.5	Investments

Except as otherwise provided in any Security Document, all moneys received by the Facility Agent under a Security Document may be:

22.5.1

invested in the name of, or under the control of, the Facility Agent in any investment for the time being authorised by the laws of Hong Kong for the investment by trustees of trust money or in any other investments which may be selected by the Facility Agent with the consent of the Majority Lenders; or

	22.5.2	placed on deposit in the name of, or under the control of, the Facility Agent at any bank or institution (including any Finance Party) and on such terms as the Facility Agent may agree.

22.6	Approval

Each Finance Party:

	(a)	confirms its approval of each Security Document; and

	(b)	authorises and directs the Facility Agent (by itself or by such person(s) as it may nominate) to enter into and enforce the Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

22.7	Conflict with Security Documents

If there is any conflict between this Agreement and any Security Document with regard to instructions to, or other matters affecting, the Facility Agent, this Agreement will prevail.

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22.8	Release of security

(a)	If a disposal of any asset subject to Security Interest created by a Security Document is made to a person other than an Obligor (and which remains a non-Obligor) in the following circumstances:

	(i)	the Majority Lenders agree to the disposal;

	(ii)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in an Event of Default or Potential Event of Default;

	(iii)	the disposal is being made at the request of the Facility Agent in circumstances where any security created by the Security Documents has become enforceable; or

	(iv)	the disposal is being effected by enforcement of a Security Document,

the Facility Agent shall, in accordance with paragraph (d) below, execute a release of such asset from any security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b)	Any release executed under this Clause will not become effective until the date of the relevant disposal or otherwise in accordance with the consent of the Majority Lenders.

(c)	If a disposal is not made, then any release relating to that disposal will have no effect, and the obligations of the Obligors under the Finance Documents will continue in full force and effect.

(d)

If the Facility Agent is satisfied that a release is allowed under this Clause, the Facility Agent must execute (at the request and expense of the Borrower) any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Facility Agent to execute any such document. Any release will not affect the obligations of any other Obligor under the Finance Documents.

22.9	Enforcement Instructions

(a)	The Facility Agent may refrain from enforcing the Security Interest created by a Security Document unless instructed otherwise by the Majority Lenders.

(b)

If the Security Interest created by a Security Document becomes enforceable, the Majority Lenders may give or refrain from giving instructions to the Facility Agent to enforce or refrain from enforcing that Security Interest as they see fit.

(c)

The Facility Agent must, subject to the terms of the relevant Security Document, enforce the Security Interest created by that Security Document in accordance with the instructions of the Majority Lenders.

(d)	In the absence of instructions, the Facility Agent may enforce the Security Interest created by a Security Document as it sees fit having regard first to the interests of the Finance Parties.

(e)

None of the Facility Agent or the Finance Parties is responsible to any Obligor for any enforcement or failure to enforce or to maximise the proceeds of any enforcement of the security created by the Security Documents. The Facility Agent or any Finance Party may cease enforcement at any time.

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(f)

The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Security Documents.

22.10	Perpetuity period

The perpetuity period for trusts in this Agreement is 80 years.

22.11	Co-security Agent

(a)	The Facility Agent may appoint a separate security agent or a co-security agent in any jurisdiction:

	(i)	if the Facility Agent considers that without the appointment the interests of the Finance Parties under the Finance Documents might be materially and adversely affected;

	(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction;

	(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction; or

	(iv)	if the Facility Agent considers it expedient to do so for the purpose of obtaining, maintaining or enforcing any Security Interest created by the Security Documents.

(b)

Any appointment under this Clause will only be effective if the security agent or co-security agent confirms to the Facility Agent and the Borrower in form and substance reasonably satisfactory to the Facility Agent that it is bound by the terms of this Agreement as if it were the Facility Agent.

(c)	The Facility Agent may remove any security agent or co-security agent appointed by it and may appoint a new security agent or co-security agent in its place.

(d)

The Borrower must pay to the Facility Agent any reasonable remuneration paid by the Facility Agent to any separate security agent or co-security agent appointed by it, together with any related costs and expenses properly incurred by the separate security agent or co-security agent.

22.12	Information

Each Finance Party and each Obligor must supply the Facility Agent with any information that the Facility Agent may reasonably specify as being necessary or desirable to enable it to perform its functions under the Finance Documents.

22.13	Proceeds of enforcement

Subject to the rights of any creditor with prior Security Interest or a preferential claim, the proceeds of enforcement of the Security Interest under the Security Documents must be paid to the Facility Agent.

22.14	Good discharge

An acknowledgement of receipt signed by the relevant person to whom payments are to be made under this Clause will discharge the Facility Agent.

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22.15	Non-cash distributions

If the Facility Agent or any other Finance Party receives any distribution otherwise than in cash in respect of any Secured Indebtedness, the Secured Indebtedness will not be reduced by that distribution until and except to the extent that the realisation proceeds are applied towards the Secured Indebtedness.

23.	ROLE OF THE ADMINISTRATIVE PARTIES

23.1	Appointment of the Facility Agent

(a)	Each of the other Finance Parties appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each of the other Finance Parties authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

23.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)

If the Facility Agent receives notice from a Party referring to this Agreement, describing an Event of Default or a Potential Event of Default and stating that the circumstance described is an Event of Default or a Potential Event of Default, it shall promptly notify the Lenders.

(d)

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement it shall promptly notify the other Lenders.

(e)

The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature. The Facility Agent shall have no other duties save as expressly provided for in the Finance Documents.

23.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

23.4	No fiduciary duties

(a)	Save as otherwise provided in this Agreement, nothing in this Agreement constitutes any Administrative Party as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

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23.5	Business with the Borrower

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

23.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

	(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)

any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

	(i)	no Event of Default or Potential Event of Default has occurred (unless it has actual knowledge of an Event of Default or a Potential Event of Default;

	(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

	(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

23.7	Majority Lenders' instructions

(a)

Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

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(c)

The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated indirect tax) which it may incur in complying with the instructions.

(d)

In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

23.8	Responsibility for documentation

No Administrative Party:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, an Obligor or any other person given in or in connection with any Finance Document; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

23.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Facility Agent shall not be liable for any cost, loss or liability incurred by any Party as a consequence of:

(i)

the Facility Agent having taken or having omitted to take any action under or in connection with any Finance Document, unless directly caused by the Facility Agent's gross negligence or wilful misconduct; or

(ii)

any delay in the crediting to any account of an amount required under the Finance Documents to be paid by the Facility Agent, if the Facility Agent shall have taken all necessary steps as soon as reasonably practicable to comply with the applicable law or regulation or operating procedures of any recognised clearing or settlement system used by the Facility Agent for the purpose of such payment.

(b)

No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause.

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(c)

Nothing in this Agreement shall oblige any Administrative Party to conduct any "know your customer" or other procedures in relation to any person on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by any Administrative Party.

23.10	Lenders' indemnity to the Facility Agent

(a)

Each Lender shall, in accordance with paragraph (b) below, indemnify the Facility Agent, within three business days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	The proportion of such cost, loss or liability to be borne by each Lender shall be:

	(i)	if there is any Loan then outstanding, the proportion borne by (A) the sum of its participation(s) in the Loan(s) then outstanding to (B) the aggregate amount of such Loan(s), or

	(ii)	if there is no Loan then outstanding and the Available Facility is then greater than zero, the proportion borne by (A) its Available Commitment to (B) the Available Facility, or

	(iii)	if there is no Loan then outstanding and the Available Facility is then zero;

(1)

if the Available Facility became zero after a Loan ceased to be outstanding, the proportion borne by (A) its Available Commitment to (B) the Available Facility immediately before the Available Facility became zero, or

(2)

if a Loan ceased to be outstanding after the Available Facility became zero, the proportion borne by (A) the sum of its participation(s) in the Loan(s) outstanding immediately before any Loan ceased to be outstanding to (B) the aggregate amount of such Loan(s).

23.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its affiliates acting through an office in Hong Kong as successor by giving notice to the other Finance Parties and the Borrower.

(b)

Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

(c)

If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

(d)

The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

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(e)	The Facility Agent's resignation notice shall take effect only upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 23 (Role of the Administrative Parties). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

23.12	Confidentiality

(a)

In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate legal person from any other of its branches, divisions or departments.

(b)

If information is received by another branch, division or department of the legal person which is the Facility Agent, it may be treated as confidential to that branch, division or department and the Facility Agent shall not be deemed to have notice of it.

(c)

The Facility Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Borrower or any affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

23.13	Relationship with the Lenders

Subject to Clause 25.2 (Distributions by the Facility Agent), the Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five business days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

23.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

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(d)

the adequacy, accuracy and/or completeness of the information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

23.15	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.	SHARING AMONG THE FINANCE PARTIES

24.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers (whether by set-off or otherwise) any amount from the Borrower other than in accordance with Clause 25 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three business days, notify details of the receipt or recovery, to the Facility Agent;

(b)

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 25 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three business days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 25.5 (Partial payments).

24.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 25.5 (Partial payments).

24.3	Recovering Finance Party's rights

(a)

On a distribution by the Facility Agent under Clause 24.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

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(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

24.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 24.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

24.5	Exceptions

(a)

This Clause 24 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

	(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

25.	PAYMENT MECHANICS

25.1	Payments to the Facility Agent

(a)

On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or that Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

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25.2	Distributions by the Facility Agent

(a)

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 25.3 (Distributions to the Borrower) and Clause 25.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five business days' notice with a bank in the principal financial centre of the country of that currency.

(b)

The Facility Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Facility Agent as being so entitled on that date Provided that the Facility Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 20 (Changes to the Parties) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

25.3	Distributions to the Borrower

The Facility Agent may (with the consent of the Borrower or in accordance with Clause 26 (Set-off)) apply any amount received by it for the Borrower in or towards payment (in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.4	Clawback

(a)

Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

25.5	Partial payments

(a)

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

	(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of any Administrative Party under the Finance Documents;

	(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

	(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

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(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

25.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.7	Business Days

(a)

Any payment which is due to be made on a day that is not a business day shall be made on the next business day in the same calendar month (if there is one) or the preceding business day (if there is not).

(b)

During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, US Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

26.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27.	NOTICES

27.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

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27.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five business days' notice.

27.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will be effective:

(i) if by way of fax, only when received in legible form; or

(ii) if by way of letter, only when it has been left at the relevant address or five business days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.

27.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i) in English; or

(ii)

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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28.	CALCULATIONS AND CERTIFICATES

28.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

28.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3	Day count convention

Any interest accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

29.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

31.	AMENDMENTS AND WAIVERS

31.1	Required consents

(a)

Subject to Clause 31.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 31 (Amendment and Waivers).

31.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

	(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

	(ii)	an extension to the date of payment of any amount under the Finance Documents;

	(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

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(iv)	an increase in the amount of any Commitment;

(v)	an extension of the period of availability for utilisation of any Commitment;

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 20 (Changes to the Parties) or this Clause 31 (Amendment and Waivers)

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of any Administrative Party may not be effected without the consent of such Administrative Party.

32.	COUNTERPARTS

Each Finance Document and any Transfer Certificate may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document or, as the case may be, Transfer Certificate.

33.	GOVERNING LAW

This Agreement, and all non-contractual obligations arising from or in connection with this Agreement, are governed by Hong Kong law.

34.	ENFORCEMENT

34.1	Jurisdiction of Hong Kong courts

(a)

The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute relating to any non-contractual obligation arising from or in connection with this Agreement and any dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 34.1 (Jurisdiction of Hong Kong courts) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

34.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)

irrevocably appoints JPS Consultants Limited of Room 2204, Tung Chiu Commercial Building, 193 Lockhart Road, Wanchai, Hong Kong as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

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34.3	Waiver of immunities

The Borrower irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

	(a)	suit;

	(b)	jurisdiction of any court;

	(c)	relief by way of injunction or order for specific performance or recovery of property;

	(d)	attachment of its assets (whether before or after judgment); and

(e)

execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

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SCHEDULE 1

THE ORIGINAL LENDER AND COMMITMENT

Name of Original Lender	Commitment

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH	USD45,000,000

Total Commitments:	USD45,000,000

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SCHEDULE 2

CONDITIONS PRECENDENT

PART A – Conditions Precedent to the First Utilisation

1.	Constitutive and Registration Documents

1.1

Receipt of copies of constitutive and organisational documents and all documents evidencing the registration of the corporate Obligors with the appropriate authorities and their qualification to conduct their business as follows:

1.1.1	the current Memorandum and Articles of Association;

1.1.2	the Certificate of Incorporation and the Certificate(s) of Incorporation on Change of Name (if any);

1.1.3	the current Business Registration Certificate (if applicable); and

1.1.4	the Certificate of Good Standing (or the Certificate of Compliance) and the Registered Agent’s Certificate (if applicable).

1.2	Receipt of copies of passport or other identification documents of the Personal Guarantor

2.	Corporate Documents

2.1

Corporate approvals: Evidence (in the form of copies of resolutions in agreed forms and/or certified extracts from the commercial register) that all corporate or constitutional action required by any relevant law, regulation or constitutional document to be taken by the corporate Obligors to authorise:

	2.1.1	the entry into the Finance Documents to which it is a party;

	2.1.2	the execution by it of the Finance Documents to which it is a party; and

	2.1.3	an Authorised Person to sign on behalf of it all other documents, notices and communications required to be given by or on its behalf, under or for the purposes of the Finance Documents,

has been duly taken.

2.2	Specimen signatures: Receipt of original specimen signatures of the Authorised Person or Authorised Persons referred to in Clause 2.1.3 of this Schedule.

3.	Finance Documents

3.1	Finance Documents: Execution and receipt of originals of:

	3.1.1	each Finance Document; and

	3.1.2	each document to be delivered to the Facility Agent pursuant to the Finance Documents prior to the Utilisation.

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3.2

Security Documents: Receipt of written confirmation from the Borrower’s counsel, confirming that the Security Documents have been registered or otherwise perfected under applicable laws and regulations.

3.3

Notices: Receipt of copies of each of the notices for the time being required to be given pursuant to the terms of the Finance Documents, together with acknowledgements from each person to whom notice was given, in the form required by each such document.

3.4	Stamp duties, etc.: Evidence that all stamp, registration and similar taxes and other fees payable in connection with the Finance Documents have been paid.

3.5	Fees: Payment of all fees which, under the terms of this Agreement, are due prior to the Utilisation Date.

4.	Legal Issues

4.1	Legal opinions: Receipt of legal opinions in agreed form from:

	4.1.1	King & Wood, the Hong Kong legal counsel to the Facility Agent, relating to matters of Hong Kong law relevant to the Finance Documents;

4.1.2

Harney Westwood & Riegels LLP, the British Virgin Islands legal counsel to the Borrower relating to matters of British Virgin Islands law, relating to the Borrower and certain Finance Documents to which it is a party; and

4.1.3

Pillsbury Winthrop Shaw Pittman LLP, the New York legal counsel to the Borrower relating to matters of the United States federal laws and the laws of the State of New York and the Share Pledge Agreement.

5.	Senior Notes and Senior Note Share Pledge Agreement

5.1	Evidence that the Senior Note Trustee has agreed to the arrangement for repayment of the outstanding Senior Notes as is submitted by the Borrower and approved by the Facility Agent;

5.2

Evidence that the Senior Note Share Pledge Agreement will be fully released and discharged on or before the first Utilisation Date, including copies of proper Uniform Commercial Code Form UCC-3 termination statements in respect of such release.

6.	Others

6.1	Process agents: Evidence of the acceptance by the process agents named in the Finance Documents of their appointment pursuant to the provisions of the Finance Documents.

6.2	Debt Service Account: Evidence of the Debt Service Account having been opened and maintained in accordance with Clause 1 of Schedule 8 (Debt Service Account).

6.3

Transfer of CSR shares: Evidence that the Personal Guarantor has transferred his entire interest in the Common Stock of CSR (save for any shares which have yet to become vested under the Equity Incentive Plan) to the Borrower by way of gift within the meaning of Rule 144(d)(v) under the United States Securities Act of 1933, as amended.

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PART B – Conditions Precedent to each Utilisation

7.	Utilisation Request

The Utilisation Request, duly completed and duly executed by an Authorised Person.

8.	Additional Share Pledge

8.1

(Except for the first Utilisation) Execution and receipt of the original amendment to the Share Pledge Agreement in the form set out in Schedule II to the Share Pledge Agreement in respect of additional shares of the Common Stock of CSR having a Market Value not less than 200% of the aggregate of the proposed Utilisation and an amount determined by the Facility Agent to be an approximation of the expected interest payments in respect of the Loan so made within the twelve (12) month period following the proposed Utilisation Date.

8.2

Receipt of any other document required to be delivered and/or evidence of any step required to be taked having been so taken under Section 14(c) of the Share Pledge Agreement in respect of such amendment.

8.3	Receipt of the items referred to Clauses 3.2, 3.3 and 3.4 of this Schedule in respect of such amendment.

9.	Representations and Warranties

All representations and warranties in the Finance Documents are true in all material respects on and as of the Utilisation Date, before and after giving effect to the Utilisation and to the application of the proceeds therefrom, as though made on and as of such date (save for those representations and warranties which, by their terms, are made as of a specified date, which representations and warranties shall be true in all material respects as of such specified date only and save also as otherwise provided in Clause 2 (Repetition) of Schedule 5 (Representations and Warranties)).

10.	No Events of Default

No Event of Default or Potential Event of Default has occurred and is continuing, or would result from the Utilisation.

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SCHEDULE 3

UTILISATION REQUEST

From: Whitehorse Technology Limited

To:     China Development Bank Corporation Hong Kong Branch

Dated:

Dear Sirs

Whitehorse Technology Limited – USD45,000,000 Facility Agreement

Dated 24 June 2010 (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] 2010 (or, if that is not a business day, the next business day)
Amount:	USD [•]

3.	We confirm that each condition specified in Clause 4 (Conditions of Utilisation) and Schedule 2 (Conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan shall be credited to the following account:-

Account Holder:	[•]
Bank:	[•]
Branch:	[•]
Account No.:	[•]

5.	This Utilisation Request is irrevocable.

Yours faithfully,

/s/ Guoshen Tu
Guoshen Tu
authorised signatory for Whitehorse Technology Limited

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SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[•] as Facility Agent

From:	[the Existing Lender] (the "Existing Lender") and
[the New Lender] (the "New Lender")

Dated:

Whitehorse Technology Limited –USD45,000,000 Facility Agreement
dated 24 June 2010 (the "Facility Agreement")

1.

We refer to Clause 20.4 (Procedure for transfer) of the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation in accordance with Clause 20.4 (Procedure for transfer) all or part of the Existing Lender's Commitment specified in the Schedule and/or all or part of the Existing Lender's participation(s) in any Loan(s) specified in the Schedule, in each case together with related rights and obligations.

3.	The proposed Transfer Date is [•].

4.	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 27.2 (Addresses) are set out in the Schedule.

5.	The New Lender expressly acknowledges:

(a) the limitations on the Existing Lender's obligations set out in paragraphs (a) and (c) of Clause 20.3 (Limitation of responsibility of Existing Lenders); and

(b)

that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6.	The New Lender confirms that it is a "New Lender" within the meaning of Clause 20.1 (Assignments and transfers by the Lenders).

7.	The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an affiliate of an Obligor.

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.	This Transfer Certificate is governed by Hong Kong law.

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THE SCHEDULE

Commitment/rights and obligations to be transferred, and other particulars

Commitment/participation(s) transferred
Drawn Loan(s) participation(s) amount(s): [ ]
Available Commitment amount:	[ ]

Administration particulars:
New Lender’s receiving account:	[ ]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attn/Ref:	[ ]

[the New Lender]
[the Existing Lender]

By:	By:

This Transfer Certificate is executed by the Facility Agent and the Transfer Date is confirmed as   [           ].

[the Facility Agent]

By:

Note:	It is the New Lender's responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

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SCHEDULE 5

REPRESENTATIONS AND WARRANTIES

1.	The Borrower represents and warrants to each Finance Party that as at the date hereof:

(a)	Status and Due Authorisation

(i)

Each corporate Obligor is a company with limited liability incorporated under the laws of its place of incorporation with power to enter into each Finance Document to which it is a party and to exercise its rights and perform its obligations thereunder and all corporate and other action required to authorise its execution of each Finance Document to which it is a party and the performance of its obligations thereunder have been duly taken. It has the power to own its assets and carry on its business as it is being conducted.

(ii)

The Personal Guarantor has the capacity and power to enter into each Finance Document to which he is a party and to exercise his rights and perform his obligations thereunder and all action required to authorise his execution of each Finance Document to which he is a party and the performance of his obligations thereunder have been duly taken.

(b)	Execution, Delivery and Performance

The execution, delivery and performance by each of the Obligors of the Finance Documents to which it is a party and its exercise of its rights and performance of its obligations thereunder does not and will not:

(i)	conflict with any existing agreement or other instrument to which it is a party or which is binding upon it or any of its assets;

(ii)	(in the case of a corporate Obligor) conflict with its memorandum and articles of association or constitutional documents;

(iii)	conflict with any applicable law, regulation or official or judicial order currently in effect; or

(iv)	result in the existence of, or oblige it to create any security interest over all or any of its present or future revenues or assets save as expressly contemplated by the Security Documents.

(c)	Authorisations

All authorisations and necessary approvals from any governmental or regulatory body and all material third party consents required in connection with the entry into, performance, validity, enforceability or admissibility in evidence of, and the transactions contemplated by, the Finance Documents to which the Borrower or any other Obligor is a party and to enable the Borrower or any other Obligor or CSR or any of its subsidiaries to conduct its business and perform its obligations as contemplated in the Finance Documents, which are then required to have been obtained or effected in accordance with such Finance Documents or applicable law or regulation including the SAFE Circulars are in full force and effect and with respect to any authorisations and necessary approvals which are not required to be obtained or effected until a later date, the Borrower has reasonable grounds to believe that such authorisations and necessary approvals will be obtained and will be in full force and effect when so required.

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(d)	Binding Obligations

The obligations expressed to be assumed by each of the Borrower and the other Obligors in each Finance Document to which it is a party are legal and valid obligations binding on it and enforceable in accordance with the terms thereof.

(e)	No Proceedings

No litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency has been started or threatened against the Borrower or CSR or any of its subsidiaries or any other Obligor or any of their respective affiliates which could reasonably be expected to have a material adverse effect or otherwise affect the legality, validity, binding effect or enforceability of any Finance Document.

(f)	No Event of Default

No Event of Default or Potential Event of Default has occurred and is continuing or would result from the making of the Utilisation.

(g)	Law and Jurisdiction

The choice of Hong Kong law or the laws of the State of New York (as the case may be) as the governing law in the Finance Documents will be recognised and upheld in the jurisdictions in which the relevant Obligors are incorporated or reside. Any judgment obtained in Hong Kong or in the State of New York (as the case may be) in relation to a Finance Document will be recognised and enforced in the jurisdictions in which the relevant Obligors are incorporated or reside.

(h)	Deduction of Tax

Neither the Borrower nor any other Obligor is required under any applicable law to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

(i)	Full Disclosure

Any written information provided by the Borrower was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and any financial projections have been prepared on the basis of recent information and on the basis of reasonable assumptions. Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided taken as a whole being untrue or misleading in any material respect.

(j)	Claims Pari Passu

The claims of each Finance Party against each of the Borrower and the other Obligors under the Finance Documents will rank at least pari passu as to priority of payments with the claims of all its other unsecured, unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

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(k)	Security

Each Security Document confers the Security Interests purported to be conveyed thereby over the assets referred to in such Security Document and such assets are not subject to any prior Security Interests save for any Security Interest created by the Senior Note Share Pledge Agreement.

(l)	Immunity

Neither the Borrower, any other Obligor nor any of its assets are entitled to immunity from suit, execution, attachment or other legal process.

(m)	Taxes, Returns and Payments

The Borrower has filed or caused to be filed all tax returns which are required to be filed by it and has paid or caused to be paid all taxes shown to be due or payable on such returns or on any assessment received by it, to the extent such taxes have become due and payable in a timely manner, except those taxes the validity, application or amount of which is being contested by it in good faith (and for the payment of which adequate reserves have been provided, being not less than an amount which would be required to be reserved in accordance with the applicable accounting standards) by appropriate proceedings being diligently pursued.

(n)	No Undisclosed Liabilities

The Borrower does not have any liabilities (contingent or otherwise) which were not disclosed to the Finance Parties.

(o)	No Winding-up

No corporate action nor any other steps have been taken or legal proceedings have been started or (to the best of the Borrower's knowledge and belief) threatened for the bankruptcy, winding-up, dissolution, administration or insolvent re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any Obligor or to any or all of its assets or revenues.

(p)	Shareholding

The Personal Guarantor is the legal beneficial owner of the entire issued share capital of the Borrower. The issued share capital of the Borrower has been fully paid up. None of the aforesaid shareholding is subject to any Security Interest.

(q)	Common Stock of CSR

As at the date of this Agreement, the Borrower is the legal and beneficial owner of not less than 11,392,000 fully paid and non-assessable shares of the Common Stock of CSR and the Personal Guarantor is the legal and beneficial owner of not less than 5,358,435 fully paid and not assessable shares of the Common Stock of CSR. Upon completion of the transfer of shares of CSR by the Personal Guarantor to the Borrower pursuant to Clause 6.3 of Schedule 2 (Conditions Precedent) (which will have been completed on or before the first Utilisation Date), the Borrower will be the legal and beneficial owner of not less than 15,550,435 fully paid and non-assessable shares of Common Stock of CSR. None of the aforesaid shareholdings is subject to any Security Interest save for any Security Interest created by the Senior Note Share Pledge Agreement or the Share Pledge Agreement. None of the Borrower, the Personal Guarantor and their affiliates has granted any option, rights or interest in relation to such shares and such shares are not subject to any options to purchase, pre-emption rights or similar rights or other restrictions on disposal (other than any such restrictions imposed by the applicable law or regulation) which would operate to restrict in any way their disposal by the Facility Agent should it come to enforce the Security Interest constituted by the Share Pledge Agreement.

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(r)	Senior Notes

As of the first Utilisation Date, all indebtedness, obligations and liablities of the Borrower and the Personal Guarantor under the Senior Notes, the Senior Note Indenture and the Repurchase Agreement do not exceed USD14,000,000 in aggregate. As of the first Utilisation Date, all indebtedness, obligations and liabilities of the Borrower and the Personal Guarantor under the Senior Note Share Pledge Agreement shall have been fully repaid and discharged and the Security Interest created by the Senior Note Share Pledge Agreement fully released and discharged.

2.	REPETITION

The Borrower shall be deemed to have repeated each of the representations and warranties set out in Clause 1 (Representations and Warranties) of this Schedule 5 on the date on which a Utilisation Request is issued and on each Utilisation Date with reference to the facts and circumstances then subsisting.

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SCHEDULE 6

UNDERTAKINGS

PART A – INFORMATION UNDERTAKINGS

1.	INFORMATION COVENANTS

1.1	Financial Statements

The Borrower shall within 60 days of the end of each of its financial years, deliver to the Facility Agent, in sufficient copies, its unaudited consolidated financial statements for such financial year.

1.2	Requirements as to Financial Statements

The Borrower shall ensure that each set of financial statements delivered by it pursuant to Clause 1.1 (Financial Statements) of this Schedule 6 (Undertakings) is certified by a director of the Borrower as having been prepared in accordance with GAAP.

1.3	Compliance Certificate

1.3.1

The Borrower shall deliver to the Facility Agent, within 90 days after the end of each financial year of the Borrower, a compliance certificate stating that a review of the activities of the Borrower during the preceding financial year has been made with a view to determining whether the Borrower, CSR and its subsidiaries have kept, observed, performed and fulfilled their obligations under this Agreement, and further stating, as to the person signing such certificate , that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and there is no default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Potential Event of Default or Event of Default shall have occurred, (subject to Clause 1.5 of this Schedule) describing all such Potential Event of Default or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which repayment of the Loan(s) and payment of any interest accrued and any other amount payable under this Agreement is prohibited or if such event has occurred, a description of the event and what action the Borrower is taking or proposes to take with respect thereto.

	1.3.2	Each compliance certificate delivered pursuant to Clause 1.3.1 of this Schedule shall be signed by a director of the Borrower.

1.4	Other Information

The Borrower shall supply to the Facility Agent (in sufficient copies):

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	1.4.1	all documents dispatched by the Borrower or CSR to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

1.4.2

promptly, any announcement, notice or other document relating specifically to CSR posted onto any electronic website maintained by any stock exchange on which shares in or other securities of CSR are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of CSR;

1.4.3

(subject to Clause 1.5 of this Schedule) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower, CSR or any of its subsidiaries, and which might, if adversely determined, have a material adverse effect;

1.4.4

(subject to Clause 1.5 of this Schedule) promptly, such further information regarding the financial condition, business and operations of the Borrower, CSR or any of its subsidiaries as any Finance Party (through the Facility Agent) may reasonably request; and

1.4.5

promptly, notice of any change in any Authorised Person of any corporate Obligor signed by a director or company secretary of such corporate Obligor accompanied by the specimen signature of any new Authorised Person.

1.5	Insider Information

The Borrower hereby acknowledges that none of the Finance Parties wishes to receive material non-public information with respect to CSR or its securities ("Insider Information"). The Borrower hereby agrees that it will use commercially reasonable efforts to omit any Insider Information from any notice, document or information required to be provided to the Facility Agent under Clauses 1.3, 1.4 and 2.1 of this Schedule and that by delivering such notice, document or information to the Facility Agent, the Borrower shall be deemed to have authorized the Finance Parties to treat such notice, document or information as not containing any material non-public information (although it may be sensitive and proprietary) with respect to CSR or its securities for purposes of United States federal and state securities laws.

PART B - POSITIVE UNDERTAKINGS

2.	POSITIVE UNDERTAKINGS

The Borrower shall comply with the following positive covenants:

2.1	Notification of Default

Subject to Clause 1.5 of this Schedule, the Borrower shall promptly inform the Facility Agent of the occurrence of any Event of Default or Potential Event of Default of which it becomes aware and, upon receipt of a written request to that effect from the Facility Agent, confirm to the Facility Agent that, save as previously notified to the Facility Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has, to the best of its knowledge, occurred.

2.2	Corporate Existence

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The Borrower shall maintain its corporate existence and its right to carry on operations.

2.3	Authorisations

The Borrower shall obtain, maintain in full force and effect and comply with the terms of and if requested, supply certified copies to the Facility Agent of each authorisation, approval and registration required under any applicable law or regulation including the SAFE Circulars to enable it to perform its obligations under, or for the validity, enforceability or admissibility of, any Finance Document.

2.4	Ranking

The Borrower shall ensure that at all times the claims of Event of Default or Potential Event of Default against each of the Borrower and the other Obligors under the Finance Documents will rank at least pari passu with the claims of its other unsecured creditors other than those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

2.5	Taxes

The Borrower shall file all relevant tax returns and pay all taxes promptly upon the same becoming due except to the extent taxes are being contested in good faith (and adequate reserves have been provided in relation thereto in an amount not less than that which would be required to be reserved in accordance with GAAP).

2.6	Accounting Records

The Borrower shall at all times maintain proper and accurate books and records prepared in accordance with GAAP.

2.7	Security - General Covenants

(i)

The Borrower shall duly make all such filings and registrations with the relevant authorities as may be necessary in connection with the creation, perfection or protection of any security interest which it may, or may be required to, create in connection with the Security Documents (including, without limitation, any mortgage amendment registration formalities and foreign security amendment registration formalities in connection with a change in the particulars of any of the Security Documents);

(ii)

The Borrower shall promptly make payment of all relevant fees, charges and taxes payable in relation to any Security Documents and all notarisation and registration fees in relation to the Security Documents from time to time and produce to the Facility Agent copies of receipts or other evidence of such payments duly certified by an Authorised Person;

(iii)

The Borrower shall procure that no person shall be or become entitled to assert any proprietary or other like right or interest which might affect the value of the subject matter under any of the Security Documents without the prior written consent of the Facility Agent;

(iv)

The Borrower shall at all times keep the Facility Agent indemnified against all actions, suits, claims, costs and expenses which may be incurred or sustained on account of the non-payment of any sum pursuant to this Clause 2.7 (Security - General Covenants) or any other provision of a Security Document or the breach or non-performance of the covenants, obligations and agreements herein contained;

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(v)

The Borrower shall provide the Facility Agent with copies of all notices to or from all relevant government authorities or otherwise relating to the Security Documents within fourteen (14) days of the service of such notices and comply with all governmental or other legal requirements and notices in respect of the Security Documents; and

(vi)

The Borrower shall take and procure to be taken all such action as is reasonably available to it to register, perfect and protect the security intended to be conferred on the Facility Agent by or pursuant to the terms of the Security Documents.

2.8	Access

The Borrower shall allow the Facility Agent, its representatives or the auditors or consultants engaged by the Facility Agent to have access to any premises of the Borrower so as to carry out inspection or conduct financial review or audit on them upon prior reasonable notice to the Borrower. The Borrower shall fully cooperate with the Facility Agent and its auditors and consultants and provide such information as requested for the purpose of the review or audit.

2.9	Application of Facility Amount

The Borrower shall utilise the proceeds of the Facility for the purposes set out in Clause 3.1 (Purpose).

2.10	Debt Service Account

The Borrower shall at all times maintain and operate the Debt Service Account strictly in accordance with the provisions in Schedule 8 (Debt Service Account).

2.11	Additional Collateral

Within five (5) business days after the occurrence of a Triggering Event (as defined in the Share Pledge Agreement), the Borrower shall notify the Facility Agent and provide such additional security as is required pursuant to the Share Pledge Agreement.

PART C - NEGATIVE UNDERTAKINGS

3.	NEGATIVE UNDERTAKINGS

Save as otherwise agreed by the Facility Agent, the Borrower shall comply with the following negative covenants.

3.1	Financial Indebtedness

The Borrower shall not incur or permit to subsist any Financial Indebtedness other than Permitted Indebtedness (or, prior to the first Utilisation Date, the indebtedness arising from the Senior Notes or, prior to the earlier of the second Utilisation Date or the expiry of the Availability Period, the indebtedness arising from the Senior Notes not exceeding USD14,000,000).

3.2	Financing and Guarantees

The Borrower shall not make any financing, grant any credit or give any guarantee or indemnity (save as contemplated in any Finance Document) to or for the benefit of any person, or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person save as pursuant to the Finance Documents.

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3.3	Negative Pledge

The Borrower shall not create or permit to subsist any Security Interest over all or any of its present or future revenues or assets other than Permitted Security Interests (or, prior to the first Utilisation Date, the Security Interest created by the Senior Note Share Pledge Agreement).

3.4	No Amendments

The Borrower shall not cause or agree to the amendment, modification or variation of the terms of its memorandum and articles of association or articles of association, in any material respect and shall not terminate, amend, vary or grant any waivers under any of the Finance Documents save as otherwise specifically provided for herein.

3.5	Other Investments

The Borrower shall not purchase, acquire or invest in any shares, bonds, notes, debentures, equity or other securities other than the Common Stock of CSR.

3.6	Disposals

The Borrower shall not sell, lease, transfer or otherwise dispose of any asset by one or more transactions or series of transactions (whether related or not) other than as permitted in Clause 3.11 (Limitation in Business Transactions) of this Schedule.

3.7	Merger

The Borrower shall not merge or consolidate with any other person or enter into any merger transaction or participate in any other type of corporate reconstruction.

3.8	Financial Year

The Borrower shall not permit any change to its financial year end without the consent of the Facility Agent.

3.9	Shareholding Structure

The Borrower shall not permit any change to its legal or beneficial shareholding at all times. The Borrower shall not form or permit to exist any subsidiary of the Borrower.

3.10	Distribution of Assets

The Borrower shall not make any distribution of assets or revenue or other capital distribution (whether in cash or in specie) or repay any financing or pay any dividend or make any payment whatsoever to any of its shareholders.

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3.11	Limitation on Business Transactions

Subject to the terms of the Finance Documents, the Borrower shall not engage in any business or activity other than owning, holding, selling, disposing, acquiring, pledging or otherwise dealing in the stock of CSR and engaging in any activities that are necessary to permit the Borrower to engage in the aforesaid activities.

3.12	Common Stock of CSR

The Borrower shall not sell, transfer or otherwise dispose of any interest in the Common Stock of CSR save for any sale, transfer or disposal made with the prior written consent of the Facility Agent, the proceeds of which are forthwith deposited into the Debt Service Account for application towards repayment of the Loan(s) and payment of interest accrued thereon and any other amount payable pursuant to the Finance Documents.

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SCHEDULE 7

EVENTS OF DEFAULT

Each of the following events or circumstances set out below shall constitute an Event of Default.

1.	Failure to Pay

Any Obligor fails to pay any amount payable under any Finance Document when due.

2.	Misrepresentation

Any representation or warranty made by any Obligor in any Finance Document or in any notice or certificate delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading when made or deemed to be made.

3.	Obligations

3.1

Any Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in Clause 2.1 (Notification of Default), Clause 2.2 (Corporate Existence), Clause 2.4 (Ranking), Clause 3.2 (Financing and Guarantees) and Clause 3.3 (Negative Pledge) of Schedule 5 or any of the covenants in Schedule 8 (Debt Service Account).

3.2

Any Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in any Finance Document to which it is a party and, if capable of remedy, such failure is not remedied within fifteen (15) days after the Facility Agent has given notice to the Borrower or such Obligor or the Borrower or such Obligor becomes aware of the failure to perform or comply.

4.	Cross default

4.1

Any Financial Indebtedness of the Borrower or CSR or any of its subsidiaries in an aggregate amount in excess of USD500,000 or its equivalent is not paid when due nor within any originally applicable grace period.

4.2

Any Financial Indebtedness of the Borrower or CSR or any of its subsidiaries in an aggregate amount in excess of USD500,000 or its equivalent is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

4.3

Any commitment for any Financial Indebtedness of the Borrower or CSR or any of its subsidiaries in an aggregate amount in excess of USD500,000 or its equivalent is cancelled or suspended by a creditor of the Borrower or CSR or any of its subsidiaries as a result of an event of default (however described).

4.4

Any creditor of the Borrower or CSR or any of its subsidiaries becomes entitled to declare any Financial Indebtedness of the Borrower or CSR or any of its subsidiaries in an aggregate amount in excess of USD500,000 or its equivalent due and payable prior to its specified maturity as a result of an event of default (however described).

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5.	Insolvency Events

	5.1	The Borrower, CSR or any of its subsidiaries:

		(a)	files a petition in bankruptcy or takes any action for its rehabilitation, liquidation, winding-up or dissolution;

		(b)	commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

		(c)	consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

		(d)	consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

		(e)	makes a general assignment for the benefit of its creditors;

		(f)	is unable or admits in writing its inability to pay its debts as they become due otherwise admits its insolvency; or

(g)

stops, suspends or threatens to stop or suspend payment of all or a material part of its indebtedness, by reason of actual or anticipated financial difficulties, or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

	5.2	Any bankruptcy or insolvency proceedings or other proceedings under any Bankruptcy Law are commenced against the Borrower, CSR or any of its subsidiaries.

	5.3	A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

		(a)	is for relief against the Borrower, CSR or any of its subsidiaries;

		(b)	appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Borrower CSR or any of its subsidiaries; or

		(c)	orders the liquidation of the Borrower CSR or any of its subsidiaries.

5.4

For the purpose of this Clause 5 (Insolvency Event), “Bankruptcy Law” means any law in any jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganisation or relief of the debtors.

6.	Judgment

Any legal proceedings, judgment or arbitration award (when aggregated with any outstanding unstayed or unsatisfied proceedings judgement or award against the Borrower, CSR or any of the subsidiaries) in excess of US$500,000 or its equivalent aggregate is rendered against the Borrower, CSR or any of the subsidiaries.

7.	Expropriation

The confiscation, expropriation or nationalization by any governmental agency of any assets of the Borrower, CSR or any or CSR’s subsidiaries if such confiscation, expropriation or nationalization would have a material adverse effect; or if such revocation or repudiation could reasonably be expected to have a material adverse effect, the revocation or repudiation by any government agency of any previously granted authorisation that is material to the operation of the Related Business; or the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on CSR or its subsidiaries, or the material and discriminatory withdrawal or suspension of material privileges or specifically granted material rights of a fiscal nature.

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8.	Repudiation

Any Obligor repudiates any Finance Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any Finance Document to which it is a party.

9.	Illegality

	9.1	At any time it is or becomes unlawful for any of the Obligors to perform or comply with any or all of its material obligations under any Finance Document to which it is a party.

	9.2	At any time any of the material obligations of any of the Obligors under any Finance Document to which it is a party are not or cease to be legal, valid and binding.

9.3

Any authorisation or necessary approval referred to in Clause 2.3 (Authorisations) of Schedule 6 (Undertakings) is revoked, terminated or withdrawn and such has or is likely to have a material adverse effect.

10.	Security Documents

The security purported to be created by any of the Security Documents shall cease to constitute a valid, first ranking, security interest in the assets expressed to be subject thereto or is or becomes subject to any other security interest (other than a Security Interest permitted under the Finance Documents); or any Security Document shall (i) cease to be in full force and effect or (ii) cease to give the Finance Parties all of the material rights, powers and privileges purported to be created thereby.

11.	Constitutive Documents

The Borrower, CSR or any of CSR’s subsidiaries amends or modifies their respective constitutive documents in such a manner that would have a material adverse effect.

12.	SAFE Circulars

Failure by any Permitted Holder, the Borrower, CSR or any of CSR’s subsidiaries to fully comply, including without limitation, with any applicable foreign exchange registration, settlement or remittance requirement therein or with the SAFE Circulars and the failure to so comply may have a material adverse effect on the Borrower or CSR.

13.	Other Business

CSR shall, or shall permit any of its subsidiaries to, directly or indirectly, engage in or carry on any business other than in the ordinary course of business presently engaged in by it (including with respect to an arrangements with respect to the business) as consistent with the past custom and practice of CSR and permitted under all necessary licenses, consents, authorizations, approvals orders, certificates and permits duly obtained by CSR or its subsidiaries.

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14.	Disposal of Related Business

CSR shall, or shall permit any of its subsidiaries to, directly or indirectly, dispose of or agree to dispose of a substantial part of its assets or undertaking relating to the Related Business.

15.	Listing Status of CSR

CSR fails to maintain the trading of its Common Stock on the New York Stock Exchange.

16.	Disposal of Personal Assets

The Personal Guarantor, his spouse or any of his children, directly or indirectly, sells, leases, transfers or otherwise disposes of any assets of a value in excess of RMB5,000,000 or its equivalent by one or a series of transactions without the prior written consent of the Facility Agent.

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SCHEDULE 8

DEBT SERVICE ACCOUNT

1.	Opening and maintenance of Debt Service Account

The Borrower shall open and maintain a bank account (the “Debt Service Account”) with the Facility Agent for the purpose set out in this Schedule.

2.	Operation of Debt Service Account

2.1

The Borrower undertakes, until the Release Date, not to make or authorise any withdrawals from the Debt Service Account except in accordance with the following provisions of this Clause 2 (Debt Service Account) and this Schedule.

2.2

At any time during the period of thirty (30) days prior to any Interest Payment Date or Repayment Date, the Borrower shall ensure that the credit balance of the Debt Service Account is not less than the scheduled repayment of the Loan(s) and payment of interest accrued and any other amount payable under the Finance Documents for that Interest Payment Date or Repayment Date.

2.3

The Borrower shall procure that the proceeds of any sale, transfer or disposal of the Common Stock of CSR be forthwith deposited into the Debt Service Account in accordance with Clause 3.12 (Common Stock of CSR) of Schedule 6 (Undertakings).

2.4

The Borrower may make or authorise withdrawals and transfers from Debt Service Account only with the Facility Agent’s consent and for the purposes of repayment of the Loan(s) outstanding or any part thereof or in payment of any interest accrued and any other amounts due and payable by the Borrower under the Finance Documents.

2.5	The Facility Agent is authorised to make withdrawals and transfers from the Debt Service Account in such amount and at such time as it shall determine for the purposes set out in this Schedule.

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EXECUTION

IN WITNESS WHEREOF the parties have executed this Agreement on the date first mentioned above.

BORROWER

WHITEHORSE TECHNOLOGY LIMITED

By	:	/s/ Guoshen Tu

Address	:	13/F, Shenzhen Special Zone Press Tower Shennan Road, Futian, Shenzhen, P.R.C.

Fax	:	+86 755 8351 0815

ARRANGER

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

By	:	/s/ Wuping Wang

Address	:	Suite 3307-15, 33/F., One International Finance Centre, No. 1 Harbour View Street, Central, Hong Kong

Fax	:	+852 2530 4083

Attention	:	Mr. Meng Zhongwen

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FACILITY AGENT

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

By	:	/s/ Wuping Wang

Address	:	Suite 3307-15, 33/F., One International Finance Centre, No. 1 Harbour View Street, Central, Hong Kong

Fax	:	+852 2530 4083

Attention	:	Mr. Meng Zhongwen

ORIGINAL LENDER

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

By	:	/s/ Wuping Wang

Address	:	Suite 3307-15, 33/F., One International Finance Centre, No. 1 Harbour View Street, Central, Hong Kong

Fax	:	+852 2530 4083

Attention	:	Mr. Meng Zhongwen